OMEGA HEALTHCARE INVESTORS, INC.

ARTICLES OF AMENDMENT

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation having its principal Maryland office at 9690 Deereco Road, Suite 100, Timonium, Maryland 21093 (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The board of directors of the Company, at a meeting duly convened and held on April 20, 2004, adopted a resolution in which it was set forth the following amendment to the charter of the Company (the "Charter"), declaring that said amendment to the Charter was advisable and directing that it be submitted for action thereon at a meeting of the stockholders of the Company to be held on June 3, 2004.

SECOND: Notice setting forth the aforesaid amendment of the Charter and stating that a purpose of the meeting of the stockholders would be to take action therein, was given as required by law to all stockholders entitled to vote thereon. The amendment of the Charter of the Company as hereinafter set forth was approved by the stockholders of the Company at said meeting by the affirmative vote required by law and the Charter.

THIRD: The Charter is hereby amended by striking out Section 1 of Article IV in its entirety and inserting in lieu thereof the following:

ARTICLE IV
CAPITAL STOCK

Section 1. The total number of shares of capital stock which the corporation shall have authority to issue is One Hundred Twenty Million (120,000,000), of which One Hundred Million (100,000,000) shall be shares of Common Stock having a par value of $.10 per share and Twenty Million (20,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share. The aggregate par value of all said shares shall be Thirty Million Dollars ($30,000,000). Prior to the increase, the aggregate par value of all said shares was Twenty Million Dollars ($20,000,000).

FOURTH: (a)    The total number of shares of all classes of stock of the Company heretofore authorized, and the number and par value of the shares of each class, were as follows:

Common Stock	Par Value
100,000,000	$.10 per share
Preferred Stock	Par Value
10,000,000	$1.00 per share

        (b)    The total number of shares of all classes of stock of the Company as increased, and the number and par value of the shares of each class, are as follows:

Common Stock	Par Value
100,000,000	$.10 per share
Preferred Stock	Par Value
20,000,000	$1.00 per share

        (c)    The aggregate par value of all shares of all classes of stock of the Company heretofore authorized was $20,000,000. The aggregate par value of all shares of all classes of stock as increased by this amendment is $30,000,000. This amendment has the effect of increasing the aggregate par value of all shares of all classes of stock of the Company by $10,000,000.

FIFTH: The undersigned Chief Executive Officer of the Company acknowledges the Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Company acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 30th day of June, 2004.

ATTEST	OMEGA HEALTHCARE INVESTORS, INC.

By: /S/ DANIEL J. BOOTH Daniel J. Booth Secretary	By: /S/ C.TAYLOR PICKETT C. Taylor Pickett Chief Executive Officer